Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Appoints Glenn P. Muir to Board of Directors

WALTHAM, MA – September 15, 2015 – Repligen Corporation (NASDAQ:RGEN) today announced that life sciences industry veteran Glenn P. Muir has been elected to its Board of Directors and appointed as a member of its Audit Committee. Mr. Muir brings over 30 years of experience to the director role, most recently as Chief Financial Officer and Executive Vice President, Finance and Administration for Hologic, Inc. (NASDAQ:HOLX), a large multi-national medical device and diagnostics company where he was instrumental to the company’s significant expansion.

“We are very pleased to welcome Mr. Muir as a member of our Board,” said Tony J. Hunt, President and Chief Executive Officer of Repligen. “Mr. Muir has been integral to the acquisition and integration of over twenty companies and technologies. He recognizes the importance of establishing technology leadership in an evolving marketplace. As Repligen continues to grow and diversify, we are confident that Mr. Muir’s experience will contribute to the realization of our goal to be a best-in-class bioprocessing company.”

Mr. Muir retired in May 2014 from Hologic, Inc., where he helped steer the company’s evolution from a venture-backed single product company to a publicly traded diversified organization with over 5,000 employees and $2.5 billion in revenue. He joined Hologic in 1988 and served as CFO since 1992 and Executive Vice President since 2000. Prior to Hologic, Mr. Muir was with Metallon Engineered Materials Co., a private company where from 1986-1988 he held the role of Vice President, Finance. Previously, from 1981-1984, he was a Senior Auditor with Arthur Andersen & Co. Mr. Muir is a Certified Public Accountant with a Bachelors of Business Administration from the University of Massachusetts, Amherst. He also earned a Masters of Science from Bentley University and a Masters of Business Administration from Harvard University.

Currently, Mr. Muir also serves on the boards of medical device company ReWalk Robotics Ltd. (NASDAQ:RWLK) and genomic tool company RainDance Technologies, Inc. His previous board memberships include Hologic, Inc. and airline inspection system company Vivid Technologies, Inc. In 2011, Mr. Muir was named “CFO of the Year” by Boston Business Journal and in 2009, he was recognized by Institutional Investor as one of “America’s Best CFOs”.

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About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Source:

Repligen Corporation

Sondra Newman

Senior Director Investor Relations

(781) 419-1881

snewman@repligen.com

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